Exhibit 10.1
STOCK PURCHASE AGREEMENT
BY AND AMONG
CHAMPION RETAIL, INC,
a Michigan corporation,
AND
BAYSHORE ADVANTAGE LLC
a Delaware limited liability company,
and the other parties hereto
September 8, 2006

TABLE OF CONTENTS

I. PURCHASE AND SALE OF THE SHARES	1

1.1 Purchase and Sale	1
1.2 Purchase Price	1
1.3 Payment of Purchase Price and Other Amounts	2
1.4 Calculation of Final Purchase Price	3

II. CLOSING	4

2.1 Closing Date	4
2.2 Deliveries at the Closing	4

III. REPRESENTATIONS AND WARRANTIES OF SELLER	4

3.1 Authority and Enforceability	4
3.2 No Conflict	5
3.3 Ownership of the Shares	5
3.4 Organization	5
3.5 Qualification; Location of Business and Assets	5
3.6 Subsidiaries and Investments	5
3.7 Third-Party Consents and Approvals	5
3.8 Capitalization	5
3.9 Financial Condition and Liabilities	6
3.10 No Undisclosed Liabilities	6
3.11 Absence of Certain Changes	6
3.12 Accounts Receivable	7
3.13 Inventories	7
3.14 Title	8
3.15 Condition of Assets	8
3.16 Owned Real Property	9
3.17 Leased Real Property	9
3.18 Leased Personal Property	10
3.19 Employment Matters	11
3.20 Employee Benefit Plans	12
3.21 Material Contracts	14
3.22 Customers and Suppliers	15
3.23 Tax Returns and Taxes	15
3.24 Permits	16
3.25 Intellectual Property Rights	16
3.26 No Pending Proceedings	17
3.27 Compliance with Laws	17
3.28 OSHA	17
3.29 Environmental Matters	17
3.30 Insurance Coverage	18
3.31 Products Liability and Warranty Claims	19
3.32 Brokers and Finders	19
3.33 Related Party Transactions	20

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3.34 Disclosure	20

IV. REPRESENTATIONS AND WARRANTIES OF BUYER	20

4.1 Organization	20
4.2 Authority and Enforceability	20
4.3 Third-Party Consents	20
4.4 No Conflict or Violation	20
4.5 Investment Intent	21
4.6 Financing	21
4.7 Brokers and Finders	21

V. PRE-CLOSING COVENANTS	21

5.1 Access and Investigation	21
5.2 Conduct of Business	22
5.3 Consents and Approvals	23
5.4 Best Efforts	23
5.5 Update Schedules	23
5.6 Exclusivity	23
5.7 Confidentiality	23
5.8 Employment Arrangements	24
5.9 Financing	24
5.10 Permits	24
5.11 Form of Entity Conversion	24

VI. ADDITIONAL COVENANTS	24

6.1 Assistance in Proceedings	24
6.2 Retention of and Access to Books and records	24
6.3 Further Assurances	25
6.4 Press Releases	25
6.5 Transfer Taxes	25
6.6 Use of Seller’s Licenses	25
6.7 Company Guarantee	25
6.8 Removal of Champion Assets	25

VII. CONDITIONS TO CLOSING	25

7.1 Conditions to Obligations of Buyer	25
7.2 Conditions to Obligations of Seller	27

VIII. INDEMNIFICATION	27

8.1 Indemnification By Seller	27
8.2 Indemnification by Buyer	28
8.3 Defense of Third-Party Claims	28
8.4 Other Claims	30
8.5 Survival	30
8.6 Indemnification Limitations	30
8.7 Set-Off Rights	31
8.8 Exclusive Remedy	32

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IX. TERMINATION	32

9.1 Termination	32
9.2 Effect of Termination	33

X. OTHER PROVISIONS	33

10.1 Appendices, Exhibits and Schedules	33
10.2 Amendment	33
10.3 No Waiver	33
10.4 Entire Agreement; No Third Party Beneficiaries	33
10.5 Governing Law	34
10.6 Waiver of Jury Trial	34
10.7 Notices	34
10.8 Counterparts; Headings	35
10.9 Expenses	35
10.10 Construction	35
10.11 Successors and Assigns	36
10.12 Buyer Guarantee	36
10.13 Seller Guarantee	36
APPENDIX A – DEFINITIONS
DISCLOSURE SCHEDULES

Schedule 1.3(a)	Estimated Purchase Price
Schedule 3.3	Ownership of the Shares
Schedule 3.7	Third-Party Consents
Schedule 3.9	Exceptions to GAAP
Schedule 3.11	Absence of Certain Changes
Schedule 3.14	Liens
Schedule 3.15	Condition of Assets
Schedule 3.16	Owned Real Property
Schedule 3.17	Leased Real Property
Schedule 3.18	Leased Personal Property
Schedule 3.19	Employment Matters
Schedule 3.20	Employee Benefit Plans
Schedule 3.21(a)	Material Contracts
Schedule 3.21(b)	Material Contracts — Required Consents
Schedule 3.21(c)	Other Material Contracts
Schedule 3.22	Customers and Suppliers
Schedule 3.23	Tax Returns and Taxes
Schedule 3.24	Permits
Schedule 3.25	Intellectual Property Rights
Schedule 3.26	Litigation
Schedule 3.27	Compliance with Laws

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Schedule 3.29	Environmental Matters
Schedule 3.30	Insurance Coverage
Schedule 3.31	Product Liability and Warranty Claims
Schedule 3.33	Related Party Transactions
Schedule 5.2	Exceptions to Conduct of Business
Schedule A-1	General Contracts

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of September 8, 2006, by and among Bayshore Advantage LLC, a Delaware limited liability company (“Buyer”), Champion Retail, Inc., a Michigan corporation (“Seller”), and solely for purposes of the guarantees in Section 10.12 and Section 10.13, respectively, Encore Partners, LLC, a Nevada limited liability company, and Champion Enterprises, Inc., a Michigan corporation. Capitalized terms not otherwise defined herein have the meanings set forth in Appendix A attached hereto.
RECITALS
     Seller is the sole owner of all of the issued and outstanding capital stock of San Jose Advantage Homes, Inc., a California corporation (the “Company”).
     The Company is engaged in the retail sale and service of manufactured housing, and providing and/or arranging financing and certain insurance in connection with such sales at its facilities located in California (the “Business”).
     Immediately prior to Closing, Seller, in accordance with Chapter 11.5 of the California Corporations Code, shall convert the Company from a California corporation into a California limited liability company. The term “Shares,” for purposes of Articles I and II of this Agreement, shall mean the issued and outstanding capital stock of the Company until the Company shall have converted into a California limited liability company, at which time the term “Shares,” for purposes of Articles I and II of this Agreement, shall mean the issued and outstanding membership interests of the Company.
     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions of this Agreement.
AGREEMENTS
     The parties, intending to be legally bound, agree as follows:
I. PURCHASE AND SALE OF THE SHARES
     1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell and transfer to Buyer, and Buyer shall purchase and accept from Seller, all of the Shares free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
     1.2 Purchase Price. The consideration for the Shares will be an amount (the “Purchase Price”) equal to:
     (a) $51,959,052;
     (b) plus or minus, as the case may be, the amount by which the Closing Net Working Capital is greater than or less than, respectively, the Target Net Working Capital (the “Net Working Capital Adjustment”). “Closing Net Working Capital”

means the amount calculated by subtracting the Assumed Liabilities as of the Closing Date from the Current Assets of the Company as of the Closing Date. “Target Net Working Capital” means $40,238,012.
     1.3 Payment of Purchase Price and Other Amounts.
        (a) No later than the third business day immediately preceding the Closing Date, Seller shall deliver to Buyer a closing statement as of the Closing Date in a manner consistent with the example shown on the attached Schedule 1.3(a) (which closing statement as of the Closing Date shall be attached to this Agreement as the new Schedule 1.3(a)), setting forth in detail Seller’s good faith estimate of the Net Working Capital Adjustment and the Purchase Price based thereon calculated in accordance with GAAP (the “Estimated Purchase Price”). If Buyer reasonably believes the Estimated Purchase Price delivered by Seller is unreasonable, Buyer and Seller shall cooperate in good faith to resolve such dispute. If any disputed matter cannot be resolved, the Estimated Purchase Price will be calculated based upon Seller’s position concerning such disputed matter without prejudice to the right of Buyer to raise such disputed matter again in accordance with the determination of the Final Purchase Price pursuant to Section 1.4.
        (b) At the Closing:
     (i) Buyer shall deliver, or cause to be delivered, to Seller a cash closing payment (the “Closing Payment”) in an amount equal to the Estimated Purchase Price (in accordance with Section 1.3(a)) less the principal amount of the Subordinated Note. The Closing Payment shall be made to Seller by wire transfer of immediately available funds to an account specified by Seller;
     (ii) Buyer shall deliver, or cause to be delivered, to Seller a promissory note payable to Seller in the principal amount of $7,530,379 in the form of Exhibit 1.3(b) hereto (the “Subordinated Note”). The Subordinated Note shall be subordinate in all respects to the Company’s Floor Plan Receivables Credit Line (the “Line of Credit”) but senior to all other Liabilities of the Company (except as otherwise required by Law). Seller shall promptly execute and deliver to Buyer any subordination agreement reasonably required by the lender under the Line of Credit (“Subordination Agreement”); and
     (iii) Notwithstanding anything to the contrary herein, at the Closing, Buyer, in its sole and absolute discretion, may elect to increase the Closing Payment by $7,280,379, in which event Buyer shall not be required to execute the Subordinated Note or any Security Agreement or Guaranty referenced herein and Seller shall not be required to execute the Subordination Agreement, and all such references shall be omitted from this Agreement.
        (c) Within five (5) business days after the calculation of the Final Purchase Price becomes final and binding on the parties pursuant to Section 1.4, Buyer or Seller, as the case may be, shall make the following payment:

     (i) If the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller the amount of such difference by wire transfer of immediately available funds to the accounts specified by Seller; or
     (ii) If the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer the amount of such difference by wire transfer of immediately available funds to an account specified by Buyer.
     1.4 Calculation of Final Purchase Price.
             (a) On or before the 60th calendar day following the Closing Date, Seller shall (i) prepare, or cause to be prepared, a balance sheet of the Company as of the close of business on the Closing Date, and a calculation of the Closing Net Working Capital and the Purchase Price based thereon (collectively, the “Closing Financial Information”) and (ii) deliver the Closing Financial Information to Buyer. The Closing Financial Information shall be determined in accordance with GAAP.
             (b) During the 30-day period following delivery of the Closing Financial Information to Buyer, Buyer shall be permitted to review the books, records, accounting records and accounting work papers used in the preparation of the Closing Financial Information. The Purchase Price as calculated by Seller shall become final and binding upon the parties on the 30th calendar day following delivery of the Closing Financial Information, unless Buyer gives written notice of its disagreement (the “Notice of Disagreement”) with the calculation of the Purchase Price to Seller prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature and basis of any disagreement so asserted.
             (c) If Buyer timely delivers to Seller the Notice of Disagreement, then the calculation of the Purchase Price shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all disputed matters are finally resolved in writing by the Reviewing Accountant (as defined below). If the parties fail to resolve the issues outstanding with respect to the Notice of Disagreement and the calculation of the Purchase Price within 30 days after Seller’s receipt of the Notice of Disagreement, the parties shall submit the issues remaining in dispute to a partner having relevant expertise and practicing at a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing (the “Reviewing Accountant”). Seller and Buyer shall jointly instruct the Reviewing Accountant that it (A) shall act as an expert and not as an arbitrator, (B) shall review only the matters that were properly included in the Notice of Disagreement, (C) shall make its determination based upon the terms and conditions set forth in this Section 1.4(c), and (D) shall render its decision within 60 days after the referral of the dispute to the Reviewing Accountant for a decision pursuant hereto. The determination by the Reviewing Accountant shall be final, binding and conclusive on the parties. The fees and expenses of the Reviewing Accountant incurred in rendering any judgment pursuant to this Section 1.4 shall be borne one-half by Seller and one-half by Buyer. The fees and expenses of Buyer’s advisors incurred in connection with their review of the Closing Financial Information and, if applicable, the Notice of Disagreement, shall be borne by Buyer, and the fees and expenses of Seller’s advisors incurred in connection with its preparation of the Closing Financial Information, and, if applicable, the Notice of Disagreement, shall be borne by Seller. Judgment may be entered upon the determination of the Reviewing Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The Purchase Price, once modified and/or agreed to in accordance with this Section 1.4 shall become the “Final Purchase Price”.
II. CLOSING
     2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dykema Gossett PLLC, Suite 300, 39577 Woodward, Bloomfield Hills, Michigan 48304, at 10:00 a.m., local time, on September 29, 2006, or at such other time or date as may be mutually agreed upon by Seller and Buyer (such time and date being referred to herein as the “Closing Date”). All documents delivered and actions taken at Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced.
     2.2 Deliveries at the Closing. At the Closing:
     (a) Seller shall deliver to Buyer (A) a duly executed assignment of the Shares, (B) the various agreements, certificates and other documents and instruments referred to in Section 7.1, and (C) such other documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and
     (b) Buyer shall deliver to Seller (i) the Closing Payment and Subordinated Note as provided in Section 1.3(b), (ii) the various agreements, certificates and other documents and instruments referred to in Section 7.2, and (iii) such other documents as Seller or their counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.
III. REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer as follows:
     3.1 Authority and Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the sale of the Shares and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.2 No Conflict. Neither the execution and delivery of this Agreement nor the consummation by Seller of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (i) violate any provision of the governing documents of Seller or the Company; (ii) violate any Law or any Governmental Order to which Seller or the Company is subject; or (iii) contravene or conflict with, result in any breach of, constitute a default under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the Shares or on the assets of the Company pursuant to, any Contract to which Seller or the Company is a party, except in the cases of clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect.
     3.3 Ownership of the Shares. Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of any and all Liens (other than those that may be imposed by applicable securities Laws or those that will be released on or prior to the Closing Date). Except for this Agreement, none of the Shares is subject to (i) any option, warrant, purchase right or other Contract that requires Seller to sell, transfer or otherwise dispose of any Shares or (ii) any voting trust, proxy or other Contract or understanding with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of the Shares. Upon delivery of the Shares to Buyer and full payment therefore as contemplated hereby, Buyer shall acquire good and valid title to all of the Shares, free and clear of all Liens.
     3.4 Organization. The Company is an entity duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on the Business, as it is now being conducted.
     3.5 Qualification; Location of Business and Assets. The Company is duly qualified or licensed to conduct its Business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
     3.6 Subsidiaries and Investments. Except for the Other Inventory, the Company holds no stock or other interest, either of record, beneficially or equitably, in any firm, venture, corporation, partnership or other entity.
     3.7 Third-Party Consents and Approvals. Except for the expiration of the applicable waiting period under the HSR Act, if applicable, and except as set forth in Schedule 3.7, no Consent is required for the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby.
     3.8 Capitalization. All of the Shares in the Company are owned by Seller, and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding

(i) securities of the Company convertible into, or exchangeable or exercisable for, Shares, (ii) options, warrants to purchase or subscribe, or other rights to acquire from the Company any Shares or other equity securities or securities convertible into or exchangeable or exercisable for Shares or other equity securities of the Company, or rights of first refusal or first offer relating to any Shares or other equity securities of the Company, or (iii) bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Company may vote.
     3.9 Financial Condition and Liabilities. Set forth in Schedule 3.9 are correct and complete copies of (a) the unaudited balance sheet of the Company as of December 31, 2005, and the unaudited statement of income of the Company as of and for the period then ended, (collectively, the “Financial Statements”), and (b) the unaudited balance sheet of the Company as of July 1, 2006 (the “Pre-Closing Balance Sheet”), and related statement of income for the period then ended, which are in accordance with the books and records of the Company and have been prepared in accordance with GAAP, except (i) that no notes to such financial statements are included, and (ii) as set forth in Schedule 3.9. Such balance sheets fairly present in all material respects the financial condition, assets and liabilities of the Company as of the dates indicated, and such statements of operations fairly present in all material respects the results of operations and cash flows of the Company for the periods indicated, subject, in the case of interim statements, to normal year end adjustments.
     3.10 No Undisclosed Liabilities. There are no Liabilities of the Company required to be disclosed on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities adequately reflected or reserved against on the Pre-Closing Balance Sheet, (ii) Liabilities for costs and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) Liabilities incurred since the date of the Pre-Closing Balance Sheet in the Ordinary Course of Business, and (iv) as set forth in Schedule 3.9.
     3.11 Absence of Certain Changes. Except for the execution of this Agreement or as contemplated by this Agreement, from the date of the Pre-Closing Balance Sheet and through the date of this Agreement:
     (a) the Company has not sold, leased, transferred or assigned any material assets, other than in the Ordinary Course of Business;
     (b) the Company has not accelerated, terminated or cancelled any Contract (or series of related Contracts) involving annual payments of more than $100,000 to which the Company is a party or by which it is bound (other than Contracts relating to Inventory cancelled in the Ordinary Course of Business);
     (c) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $100,000 outside the Ordinary Course of Business;

     (d) the Company has not experienced any damage, destruction or loss (not covered by insurance) to any of its property that would reasonably be expected to have a Material Adverse Effect;
     (e) except as set forth in Schedule 3.11(e), the Company has not made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable to or to become payable to any officer or employee of the Company, in each case whose base compensation exceeds $125,000, outside the Ordinary Course of Business;
     (f) the Company has not failed to make any material expenditures in connection with the normal maintenance, repair and replacement of the material assets used in connection with the operation of the Business in accordance with its past custom and practice;
     (g) except as set forth in Schedule 3.11(g), the Company has not paid or declared any dividends or other distributions to its stockholders;
     (h) except as set forth in Schedule 3.11(h), the Company has not created, incurred, assumed or guaranteed any indebtedness for borrowed money or capital lease obligations;
     (i) the Company has not made any investment in or loan to any Person;
     (j) no change has been made in the number of shares of the Company’s authorized, issued or outstanding capital stock; nor has any option or similar right been granted or made relating to the Company’s capital stock;
     (k) the Company has not materially changed any of its methods of accounting or any other accounting practice; and
     (l) to the knowledge of Seller, the Company has not committed to do any of the foregoing.
     3.12 Accounts Receivable. The Receivables of the Company as set forth in the Pre-Closing Balance Sheet or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business; are valid receivables and are not subject to valid defenses, set-offs or counterclaims (other than returns in the Ordinary Course of Business); are current and collectible and, with respect to such items set forth in the Closing Net Working Capital, as finally determined, will be collected in substantial accordance with their terms and at their recorded amounts, subject only to the reserve for bad debts set forth in the Closing Net Working Capital, as finally determined. The reserve for doubtful accounts on the Pre-Closing Balance Sheet has been determined in accordance with GAAP.
     3.13 Inventories.

     (a) All New Homes Inventory reflected on the Pre-Closing Balance Sheet (i) was acquired and has been maintained in the ordinary course of business; (ii) is merchantable; (iii) consists of items of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business; (iv) is valued at the lower of cost or market value; and (v) except as specifically reserved on the Pre-Closing Balance Sheet, none of the New Homes Inventory of the Company is obsolete or slow moving. The Company is not under any liability or obligation with respect to the return of New Homes Inventory in the possession of wholesalers, retailers or other customers.
     (b) All WIP Inventory reflected on the Pre-Closing Balance Sheet (i) was acquired and has been maintained in the ordinary course of business; (ii) is merchantable; (iii) consists of items of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business; (iv) is valued at the lower of cost or market value; and (v) except as specifically reserved on the Pre-Closing Balance Sheet, none of the WIP Inventory of the Company is obsolete or slow moving. The Company is not under any liability or obligation with respect to the return of WIP Inventory in the possession of wholesalers, retailers or other customers.
     (c) All Other Inventory reflected on the Pre-Closing Balance Sheet (i) was acquired and has been maintained in the ordinary course of business; and (ii) consists of items of a quality and quantity usable and saleable in the ordinary course of business.
     3.14 Title. The Company has good and marketable title to all of its assets free and clear of all Liens of any nature whatsoever, except: (i) as set forth in Schedule 3.14, and (ii) Permitted Liens. The assets owned or leased by the Company constitute all the assets and properties that are used or held for use by the Company and that are necessary to conduct the Business as presently conducted.
     3.15 Condition of Assets. Except as otherwise disclosed on Schedule 3.15, as of the date of this Agreement, (a) all of the buildings, structures and fixtures owned or leased by the Company are in good operating condition and repair in all material respects, subject only to ordinary wear and tear, and are usable in the Ordinary Course of Business; and (b) all of the Personal Property owned or leased by the Company material to the business, operations or financial condition of the Company is in good operating condition and repair in all material respects, subject only to ordinary wear and maintenance, and are usable in the Ordinary Course of Business.

   3.16 Owned Real Property.
     (a) Schedule 3.16(a) contains a correct legal description, street address and tax parcel identification number of all Real Property in which the Company has an ownership interest, other than the Leased Real Property and the Other Inventory (“Owned Real Property”).
     (b) The Owned Real Property and Leased Real Property constitutes all of the Real Property used, held for use or intended to be used in, or otherwise related to, the Business. There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of Seller, threatened, affecting any parcel of the Owned Real Property or any portion thereof or interest therein. All utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. To the knowledge of Seller, the classification of each parcel of Owned Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the improvements located thereon as currently constructed, used and occupied. To the knowledge of Seller, there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. To the knowledge of Seller, the Owned Real Property, or any easement affecting the Owned Real Property, does not violate any building lines or set-back lines, and there are no encroachments onto the Owned Real Property or any portion thereof.
     (c) Except as set forth in Schedule 3.16(c), no work has been performed on or materials supplied with respect to the Owned Real Property within any applicable statutory period which could give rise to mechanics’ or materialmen’s liens; all bills and claims for labor performed and materials furnished to or for the benefit of the Owned Real Property for all periods prior to the Closing have been, or prior to Closing, will be, paid or properly accrued on the Pre-Closing Balance Sheet in full (or incurred in the Ordinary Course of Business since the date of the Pre-Closing Balance Sheet), and, to the knowledge of Seller, there are no mechanics’ or materialmen’s liens, whether or not perfected, on or affecting any portion of the Owned Real Property.
     (d) Correct and complete copies of (i) all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Liens on Real Property in the Company’s possession or control as of the date of this Agreement have been delivered to Buyer.
   3.17 Leased Real Property.
     (a) Schedule 3.17(a) sets forth a true and complete list of all Real Property and interests in Real Property leased, subleased or occupied by the Company, in each case as of the date of this Agreement and other than the Other Inventory (“Leased Real

Property”). The Company has delivered to Buyer a true and complete copy of each such lease, sublease or occupancy agreement, together with all amendments thereto, with respect to any Leased Real Property (“Real Property Leases”), and in the case of any oral Real Property Lease, a written summary of the material terms thereof. With respect to each Real Property Lease, (i) each such Lease is legal, valid, binding, enforceable and in full force and effect, and the Company is in possession of such leased property and is the tenant under all such Real Property Leases, (ii) neither the Company nor, to the knowledge of Seller, any other party to such Lease is in breach or default under such Lease in any material respect, and, to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease and (iii) the Company has not subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof.
     (b) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of Seller, threatened, affecting any parcel of the Leased Real Property or any portion thereof or interest therein. All utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. To the knowledge of Seller, the classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the improvements located thereon as currently constructed, used and occupied. To the knowledge of Seller, there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. To the knowledge of Seller, the Leased Real Property, or any easement affecting the Leased Real Property, does not violate any building lines or set-back lines, and there are no encroachments onto the Leased Real Property or any portion thereof.
     (c) Except as set forth in Schedule 3.17(c), no work has been performed on or materials supplied with respect to the Leased Real Property within any applicable statutory period which could give rise to mechanics’ or materialmen’s liens; all bills and claims for labor performed and materials furnished to or for the benefit of the Leased Real Property for all periods prior to the Closing have been, or prior to Closing, will be, paid or properly accrued on the Pre-Closing Balance Sheet in full (or incurred in the Ordinary Course of Business since the date of the Pre-Closing Balance Sheet), and, to the knowledge of Seller, there are no mechanics’ or materialmen’s liens, whether or not perfected, on or affecting any portion of the Leased Real Property.
     3.18 Leased Personal Property. Schedule 3.18 contains a correct and complete list as of the date of this Agreement of all leases and other agreements under which the Company leases any Personal Property owned by any other person that obligates the Company to make annual lease payments in excess of $5,000. The Company has made available to Buyer true, correct and complete copies of all such leases and agreements. All of such leases and agreements are valid, binding, enforceable and in full force and effect, there is no material default thereunder and, to the knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute a material default or permit termination, modification or acceleration thereunder.
   3.19 Employment Matters.
        (a) Schedule 3.19 lists the name, date of hire and/or appointment and current annual salary, commissions, allowances or wage rates, along with any arrangement to increase such annual salary, commissions, allowances or wage rates, of (i) each present director and officer, regardless of the level of their compensation, and (ii) each employee of the Company who is paid at an annual rate in excess of $25,000 per annum, together with a job title, in each case as of the date of this Agreement.
        (b) Except as disclosed on Schedule 3.19:
     (i) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its employees nor is any such contract or agreement presently being negotiated;
     (ii) there is no unfair labor practice or discrimination charge or material complaint pending or, to the knowledge of Seller, threatened against or otherwise affecting the Company;
     (iii) there is no labor strike, slowdown, work stoppage, lockout or other material labor controversy in effect, or, to the knowledge of Seller, threatened against or otherwise affecting the Company, and the Company has not experienced any such labor controversy within the past five years;
     (iv) the Company has paid in full, or accrued in its financial books and records, to all employees of the Company, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law;
     (v) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, and the Company will not have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Closing Date;
     (vi) The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program within the past five years, nor has the Company planned or announced any such action or program for the future;
     (vii) Within 90 days of the date of this Agreement, the Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff’ (as defined in WARN) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the Company’s employees has suffered an “employment loss” (as defined in WARN) since six months prior to the date of this Agreement. Except as set forth in Schedule 3.19, within 90 days prior to the date of this Agreement, the Company has not reduced the number of employees at any site of employment; and
     (viii) To the knowledge of Seller, subject to circumstances beyond the control of the Company or the Seller, the services of all key employees of the Company will continue to be available on the same terms and at the same locations for the continuation of the Business of the Company after consummation of the transactions contemplated hereby.
     3.20 Employee Benefit Plans.
     (a) Schedule 3.20(a) contains a true and complete list of all written Employee Plans and associated trusts to which the Company or any ERISA Affiliate (as defined below) contributes or has contributed or otherwise participates or has participated.
     (b) Except as disclosed on Schedule 3.20(b): (i) all accrued contributions and other payments required to be made by the Company or any ERISA Affiliate to any Employee Plan through the Closing Date have been made or reserves adequate for such purposes as of the Closing Date have been set aside therefore and reflected in the Closing Financial Information; (ii) neither the Company nor any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Employee Plans or any related trust agreement or insurance contract, and (iii) and there are no outstanding or unfunded liabilities of any Employee Plan covered by Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) that could subject Buyer to any liability to the Pension Benefit Guaranty Corporation or any other person or entity.
     (c) With respect to tax qualified retirement plans, the only tax qualified retirement plan that the Company (and/or any person or entity which is or was under common control with Seller within the meaning of ERISA Section 4001(14); hereinafter an “ERISA Affiliate”) maintains or has maintained during the past five years is a defined contribution profit sharing plan (with a 401(k) feature), and the Company (and/or any ERISA Affiliate) does not now maintain, nor has the Company (and/or any ERISA

Affiliate) maintained at any time during the past five years, any tax qualified defined contribution money purchase pension plan, any tax qualified defined benefit pension plan, nor has the Company (and/or any ERISA Affiliate) maintained or contributed to any multiemployer pension plan (as defined in ERISA Section 3(37)).
     (d) Except as set forth in Schedule 3.20(d) with respect to each of the Employee Plans:
     (i) each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of ERISA, the Code, COBRA, HIPAA, FMLA, WHCRA or other applicable Law, and all regulations or rules promulgated thereunder;
     (ii) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of Seller, threatened with respect to any such Employee Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Plan;
     (iii) the Company has made available to Buyer true and complete copies of the following: each current Employee Plan document, any amendments thereto, and the related summary plan description or summary annual reports, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such Employee Plan; for the last three Employee Plan years, the financial information or reports (including any FASB required reports, if applicable), relating to each such Employee Plan; all Internal Revenue Service and other governmental agency rulings relating thereto, and all applications for such rulings; all notifications to employees of their rights under ERISA Section 601 et seq., and Code Section 4980B; all filing and reports (including the Annual Report Form 5500 series, if applicable) filed with any governmental agency at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith; and all notices that were given by the Internal Revenue Service, the Pension Benefit Guaranty Corporation and the Department of Labor within the last three (3) years.
     (e) Except as set forth in Schedule 3.20(e), with respect to each Employee Plan which is an “employee pension benefit plan” (as defined in ERISA Section 3(2)):
     (i) each such Employee Plan that is intended to qualify as a tax qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to Buyer) as to qualification of such Employee Plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service’s Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program);
     (f) Any trust maintained in connection with an Employee Plan (and from its establishment) has been exempt from federal income taxation under Code Section 501 and has not, at any time, had any “unrelated business taxable income” (as defined under the Code Section 512) and, to the knowledge of Seller, nothing has occurred with respect to the operation of any such Employee Plan that could cause the loss of such qualification of exemption or the imposition of any liability, penalty or tax under Law.
     (g) Except as disclosed in Schedule 3.20(g), no written statement nor, to the knowledge of Seller, oral statement, has been made by the Seller or the Company to any Person with respect to any Employee Plan that was not in accordance with such Employee Plan and that could have a material adverse economic consequence to the Company or Buyer.
     (h) Except as disclosed in Schedule 3.20(h), no retiree or other post-employment benefits are payable, either now or in the future, pursuant to any “Welfare Plan,” as defined in ERISA Section 3(1), nor will any obligation to provide such benefits be incurred prior to the Closing Date, other than as required by COBRA or applicable state continuation coverage Laws.
     (i) Except as disclosed in Schedule 3.20, no Employee Plan is subject to Code Section 409A.
     3.21 Material Contracts.
     (a) Schedule 3.21 (a) contains an accurate and complete list of all Contracts (other than those described in Schedule 3.17 or Schedule 3.18, which are incorporated by reference into Schedule 3.21(a)), including all amendments thereto, to which the Company is a party, except for those Contracts which satisfy all of the following criteria (the “Material Contracts”): (i) which were entered into in the Ordinary Course of Business, (ii) under which the obligations of the Company have been or shall be fully discharged within one year from the date such obligation was entered into, and (iii) which either involve a single home sale to a customer or individually involve an obligation or liability on the part of the Company in any amount less than Twenty-Five Thousand Dollars ($25,000). The Company has made available to Buyer accurate and complete copies of all Material Contracts.
     (b) All of the Material Contracts are valid and binding obligations of the Company and, except as set forth in Schedule 3.21(b), do not require the consent of any other party thereto to the sale of the Shares to Buyer hereunder to continue to be valid and binding. Except as set forth in Schedule 3.21(b), (i) none of the payments required to be made by the Company under any of the Material Contracts has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and (ii) to the knowledge of Seller, there is not any existing default, or event which, with notice or lapse of time, or both, would constitute a default under any of the Material Contracts.
       (c) Except as set forth in Schedule 3.21(c), the Company is not a party to any of the following:
     (i) any indenture, mortgage, note, guaranty, letter of credit, installment obligation, agreement, or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money;
     (ii) any Contract that would limit the ability of the Company (or any manager or officer thereof) to compete in any line of business or with any Person or in any geographic area, or otherwise to conduct the Business as presently conducted, or to use or disclose any information in the possession of the Company;
     (iii) any license agreement, including any agreement with respect to any manufacturing rights granted to or by the Company; or
     (iv) any joint venture or similar agreement.
     3.22 Customers and Suppliers. Except as set forth in Schedule 3.22, Seller has no knowledge of any intention of a “Significant Customer” (as defined below) of the Company or a “Significant Supplier” (as defined below) to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect. The term “Significant Customer” means any of the ten (10) largest customers, by dollar volume, of the Company during the 2005 calendar year, and the term “Significant Supplier” means any of the ten (10) largest suppliers, by dollar volume, of the Company during the 2005 calendar year. Schedule 3.22 contains a true and correct list of the Significant Customers and Significant Suppliers of the Company and the dollar volume of business with each Significant Customer and Significant Supplier during calendar year 2005.
     3.23 Tax Returns and Taxes. The Company has (i) timely filed all Tax Returns which are required to be filed by the Company; and (ii) paid all Taxes due by or assessed against the Company (whether or not shown on any Tax Returns). All Tax Returns properly reflect the liabilities of the Company for Taxes for the periods, properties or events covered thereby. Except as set forth in Schedule 3.23, no extensions of time in which to file any Tax Returns have been executed or filed with any taxing authority. The Company has not received any notice of assessment of additional Taxes and has not executed or filed with any taxing authority any agreement waiving or extending the period of assessment of any Taxes. There are no claims, examinations, Proceedings or proposed deficiencies for Taxes pending or, to the knowledge of Seller, threatened against the Company. The Company has withheld and paid over to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party. Except as set forth in Schedule 3.23, the accruals for Taxes contained in the Pre-Closing Balance Sheet are adequate to cover all liabilities for Taxes of the Company for all periods ending on or before the date of the Pre-Closing Balance Sheet, and include adequate provisions for all deferred Taxes. Except as set forth in Schedule 3.23, all Taxes for periods beginning after the date of the Pre-Closing Balance Sheet, have been paid or are adequately reserved against on the books of the Company. Except as set forth in Schedule 3.23, the Company has not been audited by the Internal Revenue Service or any other Governmental Authority within the past five years. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code. The Company does not have any liability for Taxes of any Person other than itself (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.
     3.24 Permits. Schedule 3.24 contains a complete and accurate list of all Permits (other than Environmental Permits) used by the Company in the operation or conduct of the Business or that relate to the Company’s assets as of the date of this Agreement. To the knowledge of Seller, except as set forth on Schedule 3.24, the Company’s Permits constitute all Permits that are necessary for the lawful operation or conduct of the Business as presently conducted and are required for the lawful use, lease, occupancy and ownership of the assets of the Company. To the knowledge of Seller and except as set forth in Schedule 3.24, the Company is in compliance with each of the Permits, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Permits or would permit revocation or termination of any of the Permits.
     3.25 Intellectual Property Rights.
     (a) Except for non-transferable software licenses, the Intellectual Property Rights are all of the intellectual property rights used by, required in or necessary for the operation of the Business as currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Rights, free and clear of all Liens, and has the right to use without payment to a third party all of the Intellectual Property Rights, except as indicated in Schedule 3.25.
     (b) Schedule 3.25 contains (i) a complete and accurate list and summary description of all Patents, Marks, Copyrights and Net Names, and (ii) sets forth all registrations and applications (and the status thereof) that have been submitted to any Governmental Authority with respect to such Patents, Marks, Copyrights and Net Names (“Registered Intellectual Property”). All necessary registration, maintenance and renewal fees currently due in connection with any Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property.
     (c) Except as indicated in Schedule 3.25, the Company does not have, and does not pay or receive any royalties on, any licenses and other agreements relating to the Intellectual Property Rights.

     (d) None of the Intellectual Property Rights has been or is the subject of any pending (or, to the knowledge of Seller, threatened) litigation or claim of infringement, or outstanding judgment, arbitration award, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of the Intellectual Property Rights.
     (e) To the knowledge of Seller, the operation of the Business as it has been and currently is conducted has not, does not and will not infringe or misappropriate in any manner the intellectual property of any third party. To the knowledge of Seller, the Company has not received any written notice contesting its right to use any of the Intellectual Property Rights. To the knowledge of Seller, no Person has or is infringing or misappropriating any Intellectual Property Rights.
     (f) All Net Names have been registered in the name of the Company and are in compliance with all applicable law.
     3.26 No Pending Proceedings. Except as set forth in Schedule 3.26, there is no Proceeding pending or, to the knowledge of Seller, threatened against or affecting the Company or any of its properties or assets, at law or in equity, nor does Seller have any knowledge of any reasonably likely basis for any such Proceeding, the result of which could materially adversely affect the Company, its assets or the transactions contemplated hereby. There are presently no outstanding Governmental Orders of any Governmental Authority or any arbitrator against or affecting the Company or any of its properties or assets.
     3.27 Compliance with Laws. Except as set forth in Schedule 3.27, the Business of the Company has been conducted in compliance with all applicable Laws in all material respects. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the knowledge of Seller, threatened by any Governmental Authority with respect to any alleged violation by the Company of any Law. To the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time), could reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law.
     3.28 OSHA. To the knowledge of the Seller, all of the facilities of the Company are maintained and operated in compliance with OSHA and any similar state statute and the rules and regulations promulgated thereunder.
     3.29 Environmental Matters. Except as set forth in Schedule 3.29:
     (a) The Company is not in violation of or noncompliant with any Environmental Laws or Environmental Permits in any material respect.
     (b) The Company has not been in violation of or noncompliant with any Environmental Laws or Environmental Permits in any material respect.

     (c) The Company is not aware of any facts or conditions that could lead to an allegation of violation or noncompliance with any Environmental Laws or Environmental Permits in any material respect.
     (d) The Company possesses, and has previously possessed, all Environmental Permits that are required for the operations of the Company, each is valid and in good standing, and the Company has not been advised by any Governmental Authority of any actual or potential change in the status or terms and conditions of any Environmental Permit. All applications for renewal, extension, reissuance or modification of Environmental Permits, or related submissions to any Governmental Authority, have been made in a complete and timely manner and the Company has no reason to believe that such application(s) will be denied, in whole or in part. Schedule 3.29 contains (i) a description of all Environmental Permits currently held by the Company in connection with the operation of its Business, properties and assets, and identifies the, nature, duration and renewal dates of and the issuing governmental entity with respect to each Environmental Permit, and (ii) a complete list of all solid waste dumps, landfills and/or disposal locations and facilities and hazardous waste disposal, treatment, and storage facilities which are presently or were used by the Company and, to the knowledge of Seller, any predecessor entity at any time in the operation of its Business for disposal of Hazardous Substances.
     (e) The operation of the Company’s Business does not, and did not, involve the generation, usage, Release, transportation, treatment, storage or disposal of any Hazardous Substance; no underground storage tanks or surface impoundments are located at, on or under any Owned Real Property, Leased Real Property or any real property owned or leased in the past.
     (f) To the knowledge of Seller, there has been no Release of any Hazardous Substance by the Company at, on or under any property or facility currently or formerly owned, operated or leased by the Company during the time of Seller’s ownership that has formed or could reasonably be expected to form the basis of any Environmental Claim against the Company.
     (g) There are no Environmental Claims pending or, to the knowledge of Seller, threatened against the Company. The Company has not retained or assumed, either contractually or by operation of law, any liabilities or obligations that have formed or could reasonably be expected to form the basis of any Environmental Claim against the Company.
     (h) The Company has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to any Hazardous Substance in, on or under any property owned, leased or used by the Company in the operation of the Business, or concerning compliance by the Company or the Business with Environmental Laws.
   3.30 Insurance Coverage. Except as set forth in Schedule 3.30, to the knowledge of Seller, the Company presently maintains, and has at all times prior to the date hereof maintained,

liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its Business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations. Schedule 3.30 sets forth a complete and correct list of all insurance policies maintained by the Company and indicates for each policy the insurance company, type of coverage, annual premium and whether the terms of such policy provide for retrospective premium adjustments. Each of such policies are valid, outstanding and enforceable and there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to the Company. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. The Company has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Schedule 3.30 contains loss runs for the last three years setting forth all property, general, professional and products liability and workers compensation claim activity against the Business, including the date and place of the occurrence, claimant’s name, reserves, amounts paid, a brief description of the incident and whether the claim is open or closed.
   3.31 Products Liability and Warranty Claims. Except as set forth in Schedule 3.31:
     (a) The Company has not made any written warranties with respect to the quality or absence of defects of its products or services which are in force as of the date of this Agreement;
     (b) there are no liabilities of or claims against the Company and, to the knowledge of Seller, no liabilities or claims are threatened against the Company, with respect to any product liability (or similar claim) of the Company or product warranty (or similar claim) of the Company that relates to any product manufactured, shipped or sold by the Company;
     (c) to the knowledge of Seller, there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any product (or component thereof) which has been manufactured, shipped or sold by the Company; and
     (d) there has not been any occurrence involving any product recall, rework or retrofit relating to any product which has been manufactured, shipped or sold by the Company.
   3.32 Brokers and Finders. Neither the Company nor any of its Affiliates is a party to any Contract under which Seller, any of its Affiliates or the Company could be obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

     3.33 Related Party Transactions. Schedule 3.33 sets forth a complete list of (i) any material intercompany business arrangement or support between the Company and Seller, Champion Enterprises, Inc. or any of its subsidiaries, and (ii) any material business arrangement between the Company and Glenn Gilliam, Art Chatoff, Pam Svendsen or any family member or Affiliate of such Persons.
     3.34 Disclosure. No representation or warranty of Seller contained in this Agreement and in any schedule hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.
IV. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
     4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.
     4.2 Authority and Enforceability. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the purchase of the Shares and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies
     4.3 Third-Party Consents. No Consent is required for the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby.
     4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation by Buyer of any of the transactions contemplated hereby do or will (with or without notice or lapse of time or both) (i) contravene, conflict with or result in a violation of any provision of the certificate of formation or operating agreement of Buyer; (ii) contravene or conflict with or result in a violation of any Law or any Governmental Order to which Buyer is subject; or (iii) contravene or conflict with, result in any breach of, constitute a default under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the assets of Buyer pursuant to, any Contract to which Buyer is a party, except in the cases of clauses (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect

     4.5 Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that the Shares have not been registered under the Securities Act or any state securities laws and are being transferred to Buyer, in part, in reliance on the foregoing representation.
     4.6 Financing. Buyer has (i) funds and financing commitments sufficient to consummate the transactions contemplated by this Agreement and will have such funds at the Closing, (ii) a commitment from Textron to obtain on or prior to the Closing Date, a Floor Plan Receivables Credit Line facility and has delivered to Seller a copy of all financing documents related to such facility, and (iii) provided to Seller a description of its capital structure and proposed financing in connection with the transaction contemplated by this Agreement.
     4.7 Brokers and Finders. Neither Buyer nor any of its Affiliates is a party to any Contract under which Seller, any of its Affiliates or the Company could be obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.
V. PRE-CLOSING COVENANTS
     5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable notice, Seller will, and shall cause the Company and its Representatives to (i) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) access, during regular business hours, to the Company’s personnel, properties, Contracts, Permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company; (ii) furnish Buyer Group with copies of all such Contracts, Permits, books and records and other existing documents and data as Buyer may reasonably request; (iii) furnish Buyer Group with such additional financial, operating and other relevant data and information (to the extent such data and information already exists) as Buyer may reasonably request; (iv) afford Buyer reasonable access to the Significant Suppliers and Significant Customers of the Company in a manner as shall be mutually agreeable between Buyer and Seller, and (v) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to the Company. In addition, Buyer shall, with the prior consent of Seller, have the right to have the Real Property and Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Personal Property. Buyer Group shall, with the prior consent of Seller, have access to the Real Property and facilities thereon for the purpose of conducting appropriate environmental tests, inspections or investigations, including Phase I environmental investigations, all at Buyer’s expense. Nothing contained in this Section 5.1 shall affect the survival of the representations, warranties, covenants, agreements and indemnities of Seller hereunder or the conditions to the obligations of Buyer to close as set forth in Section 7.1 hereof.

     5.2 Conduct of Business.
     (a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date, Seller will, and shall cause the Company to, operate only in the Ordinary Course of Business and use its best efforts to:
     (i) preserve the Business intact and conserve the goodwill related thereto;
     (ii) except as set forth in Schedule 5.2(a), preserve intact the present business organization of the Company, keep available the services of officers, key employees and agents; and
     (iii) preserve present relationships with suppliers, customers, lenders and others having business dealings with them.
     (b) In connection with the foregoing, and without limiting the generality of this Section 5.2, the Seller will and shall cause the Company to:
     (i) maintain raw materials, supplies and other materials included in the Inventories at levels that are in the Ordinary Course of Business, including, without limitation, continue to make all payments for space acquisition costs, rents, maintenance and utilities when due in the Ordinary Course of Business;
     (ii) maintain the Company’s assets (including buildings, offices, properties and equipment) in the Ordinary Course of Business in good operating condition and repair, ordinary wear and tear excepted;
     (iii) continue to extend customers credit, collect Receivables and pay accounts payable and otherwise handle short-term assets and liabilities in the Ordinary Course of Business;
     (iv) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company;
     (v) continue to maintain its books and records in accordance with GAAP; and
     (vi) continue its cash management practices in the Ordinary Course of Business;
     (c) Without the prior written consent of Buyer, and without limiting the generality of any other provision of this Agreement, Seller will not, and shall cause the Company not to, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.11 would be likely to occur.

     5.3 Consents and Approvals. Seller will, and shall cause the Company to, use its best efforts to obtain, prior to the Closing Date, all Consents specified in Schedule 3.7, provided, that the Company shall not be required to pay any cash or other consideration, waive or amend any right, or incur or agree to incur any additional obligation in order to obtain any such Consent. Buyer shall cooperate and use its best efforts to assist the Company in obtaining such Consents.
     5.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions provided for in this Agreement as soon as reasonably practicable.
     5.5 Update Schedules.
     (a) Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which are incomplete or are no longer correct as of all times after the date hereof until the Closing Date.
     (b) During the period between the date of this Agreement and the Closing, Seller shall update the Schedules to the extent that Seller becomes aware that information contained therein is or becomes untrue or incomplete or inaccurate. Unless Buyer terminates this Agreement pursuant to Section 9.1(f) below by reason of such update, written notice by Seller of an update to the Schedules pursuant to this Section 5.5(b) will be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Article III above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such update.
     5.6 Exclusivity. Seller grants to Buyer the exclusive right to acquire the Shares until the Final Termination Date. Seller will not, and shall cause the Company not to, directly or indirectly (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Shares or any capital stock or other voting securities, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and Seller shall provide copies and disclose the terms thereof to Buyer.
     5.7 Confidentiality. Unless and until the Closing has been consummated, Buyer will hold, and shall cause its Representatives to hold, in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Company and its Business using the same standard of care to protect such confidential data or information as is used to protect Buyer’s confidential information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees that, upon the request of Seller, Buyer shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Buyer by Seller or the Company that contain any such confidential data or information, provided that Buyer may retain one copy of such confidential data and information in secure storage for compliance purposes or use in any dispute related to this Agreement.
     5.8 Employment Arrangements. Seller shall assist Buyer in Buyer’s efforts to obtain new contractual employment arrangements with the key managers of the Business, including suitable agreements not to compete.
     5.9 Financing. Buyer will use its best efforts to complete on or prior to the Closing Date the financings described in Section 4.6 and shall promptly notify Seller of any material changes in such financings.
     5.10 Permits.
     (a) Prior to Closing, Buyer will ensure that the Company will have obtained any and all Permits required to operate the Business after the Closing Date.
     (b) Seller shall cooperate with Buyer to take those commercially reasonable actions that may be reasonably requested by Buyer and necessary to ensure that all material Permits required to operate the Business remain in full force and effect after the Closing Date.
     5.11 Form of Entity Conversion. Immediately prior to the Closing, Seller shall file with the California Secretary of State the necessary documents or forms to convert the Company into a California limited liability company pursuant to Chapter 11.5 of the California Corporations Code.
VI. ADDITIONAL COVENANTS
     6.1 Assistance in Proceedings. Seller and Buyer (and each of their Representatives) shall mutually cooperate in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any of the transactions contemplated by this Agreement or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Company or its Business or Seller.
     6.2 Retention of and Access to Books and records. After the Closing Date, Buyer shall retain for a period consistent with the Company’s record-retention policies and practices in effect immediately prior to the Closing Date the books and records of the Company. Buyer shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Seller in such notice. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to such books and records of Seller relating to the Company or the Business during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

     6.3 Further Assurances. Seller, after the Closing, without further consideration, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring and delivering the Shares to Buyer. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
     6.4 Press Releases. Except as required by applicable law, no party to this Agreement shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other parties, which approval shall not be unreasonably withheld.
     6.5 Transfer Taxes. All sales, use and transfer taxes, including any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer taxes, due by reason of the consummation of the purchase of the Shares hereunder, including any interest or penalties in respect thereof, shall be borne by Seller. Seller and Buyer shall cooperate with each other and use their best efforts to minimize the transfer taxes attributable to the transfer of the Shares.
     6.6 Use of Seller’s Licenses. If requested by Buyer, and to the extent permitted by applicable law and regulations and such licenses and permits, after the Closing, Seller will allow Buyer and the Company to use any licenses and permits required to operate the Business until Buyer and the Company obtain the same.
     6.7 Company Guarantee. Immediately after the Closing, Buyer will cause the Company to execute and deliver to Seller a secured guarantee of the Subordinated Note upon substantially the same terms as provided in Section 10.12.
     6.8 Removal of Champion Assets. Within a reasonable period of time following the expiration of the Interim Services Agreement, Champion Enterprises, Inc. shall be permitted to remove from the premises of the Company during normal business hours the Cisco Router currently provided by Champion Enterprises, Inc. for use by the Company.
VII. CONDITIONS TO CLOSING
     7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of Buyer, to the satisfaction at or prior to the Closing of each of the following conditions:
     (a) The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as if originally made on and as of the Closing Date (other than such representations and warranties as are made as of a specified date, which need only be true and correct only as of such specified date), with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect, and Buyer shall have received a certificate to such effect signed by an officer of Seller.
     (b) All of the agreements and covenants that Seller is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Buyer shall have received a certificate to such effect signed by an officer of Seller.
     (c) Since the date of the Pre-Closing Balance Sheet, no Material Adverse Effect shall have occurred other than any Material Adverse Effect that specifically relates to any update of the Schedules pursuant to Section 5.5(b) and as to which Buyer does not exercise its right to terminate this Agreement pursuant to Section 9.1(f) as specified therein.
     (d) Each of the Consents specified in Schedule 7.1(d) shall have been obtained and shall be in full force and effect.
     (e) No Proceeding shall have been instituted by any Person which seeks to prevent the consummation of the transactions contemplated herein.
     (f) Seller shall have delivered to Buyer an executed supply agreement in the form attached hereto as Exhibit 7.1(f) (the “Supply Agreement”).
     (g) Seller shall have delivered to Buyer an executed interim services or secundment agreement in form and substance mutually satisfactory to the parties (the “Interim Services Agreement”).
     (h) Seller shall have delivered to Buyer an executed confidentiality and non-competition agreement regarding the operation by Seller of a competing retail business in California in the form attached hereto as Exhibit 7.1(h).
     (i) Buyer shall have received duly executed termination statements or discharges terminating any and all Liens on the Company’s assets (other than Permitted Liens) and on the Shares.
     (j) Seller shall have delivered to Buyer an executed Repurchase Agreement in favor of Buyer’s lender under the Line of Credit and the terms of such Repurchase Agreement shall be consistent with those generally in place with lenders with whom Seller has an existing repurchase relationship and subject to change from time to time in the normal course of business.
     (k) Seller shall have delivered to Buyer an executed Subordination Agreement as required by Section 1.3(b).
     (l) Seller shall have delivered to Buyer at Closing the documents and instruments referred to in Section 2.2(a).

     7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller, to the satisfaction at or prior to the Closing Date of each of the following conditions:
     (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as if originally made on and as of the Closing Date (other than such representations and warranties as are made as of a specified date, which need only be true and correct only as of such specified date), with only such exceptions as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, and Seller shall have received a certificate to such effect signed by an officer of Buyer.
     (b) All of the agreements and covenants that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Seller shall have received a certificate to such effect signed by the President of the Buyer.
     (c) Buyer shall have delivered to Seller an executed Security Agreement and Guaranty, in the form attached hereto as Exhibit 7.2(c), securing payment of the Subordinated Note.
     (d) Buyer shall have delivered to Seller an executed Supply Agreement.
     (e) Buyer shall have delivered to Seller at Closing the documents and instruments referred to in Section 2.2(b).
VIII. INDEMNIFICATION
     8.1 Indemnification By Seller. Subject to the provisions of this Article VIII, Seller shall indemnify and hold harmless Buyer, its successors and assigns, and its officers, managers, directors, employees, agents and Affiliates (“Buyer’s Indemnified Persons”) from and against, and shall reimburse Buyer’s Indemnified Persons for, any and all claims, losses, liabilities, damages, costs and expenses (including Legal Expenses) (collectively, “Losses”), arising out of, based upon or incurred in connection with:
     (a) any breach of any representation or warranty of Seller set forth in this Agreement or the Schedules, or in any certificate or transfer instrument delivered by Seller at Closing;
     (b) any breach of any covenant, agreement or other obligation of Seller in this Agreement;
     (c) the litigation and other matters set forth in Schedule 3.26; provided, however, that the indemnification provided by this Section 8.1(c) with respect to Case No. 106CV068540 in Superior Court of the State of California, County of Santa Clara (the “Subject Litigation”), shall not include any portion of the Losses resulting directly from actions taken or conduct by Buyer, or its employees, officers, members, or Affiliates existing on or prior to the Closing Date (including the employees, officers and members of any Affiliates existing on or prior to the Closing Date);
     (d) the Excluded Liabilities, or Seller’s failure to perform, pay and discharge any Excluded Liability prior to or following the Closing;
     (e) the operation of the Business on or prior to the Closing Date (including Liabilities relating to any Seller Deals in Progress), but specifically excluding the Assumed Liabilities, Ordinary Course Warranty Claims and Liabilities relating to the Buyer Deals in Progress; and
     (f) enforcement of this Section 8.1.
   8.2 Indemnification by Buyer. Subject to the provisions of this Article VIII, Buyer shall indemnify and hold harmless Seller, and its officers, directors, employees, agents and Affiliates (“Seller’s Indemnified Persons”) from and against, and shall reimburse Seller for, any and all Losses arising out of, based upon or incurred in connection with:
     (a) any breach of any representation or warranty of Buyer set forth in this Agreement or in any certificate or other instrument delivered by Buyer at Closing;
     (b) any breach of any covenant, agreement or other obligation of Buyer in this Agreement;
     (c) the Assumed Liabilities;
     (d) the operation of the Business after the Closing Date, including Liabilities relating to the Buyer Deals in Progress, but specifically excluding the Excluded Liabilities;
     (e) Ordinary Course Warranty Claims; and
     (f) Buyer’s use of licenses or permits held by Seller pursuant to Section 6.6; and
     (g) enforcement of this Section 8.2.
   8.3 Defense of Third-Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. Such written notice shall describe in reasonable detail the facts constituting the basis for such third-party claim and the amount of the potential Loss, in each case, to the extent known. The Indemnifying Party shall have the right, at its option and expense, to participate in and control the defense of such proceeding or claim; provided, however, that:
     (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;
     (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);
     (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and
     (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party, or (ii) counsel to the Indemnified Party shall have reasonably concluded that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such third-party claim.
After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 8.3 within thirty (30) days after receipt of written notice of such claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 8.3. The reimbursement of fees, costs and expenses required by this Section 8.3 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred. Notwithstanding anything to the contrary in this Section 8.3 but subject to Section 8.3(d)(provided that Section 8.3(d) shall not apply to the Subject Litigation), Seller shall control in all respects and in its sole discretion the defense of all matters relating to the litigation and other matters set forth in Schedule 3.26 (including the Subject Litigation) and Seller shall conduct such defense in a commercially reasonable manner and with the same vigor as Seller and Seller Guarantor defend other similar claims; provided further, however, that Seller shall not consent to the entry of any judgment or enter into any settlement with respect to such litigation or other matters that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Company of a release from all liability in respect of such claim and Seller shall provide Buyer with prior written notice of Seller’s intention to cease to defend against any such litigation. Buyer shall be entitled at any time at its sole cost and expense to assume the defense of the Subject Litigation upon prior written notice to Seller, at which time (i) Seller’s obligation to indemnify Buyer for the Subject Litigation pursuant to this Article VIII shall terminate in all respects (except with respect to any applicable Losses existing prior to such notice), and (ii) the Subject Litigation shall become an Assumed Liability for which Buyer shall indemnify Seller in accordance with the provisions of Section 8.2(b) with respect to any applicable Losses occurring after such notice.
     8.4 Other Claims. A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. In the event the Indemnifying Party disputes its obligation to indemnify the Indemnified Party under this Section 8.4 the Indemnifying Party shall have thirty (30) days after receipt of notice under this Section 8.4 to give written notice of such objection, and the grounds therefor, and the Indemnified Party shall thereafter have thirty (30) days to respond in writing to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to any obligation, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such indemnification obligation. Promptly, but in any event within three (3) Business Days following the final determination of the amount of any Losses claimed by the Indemnified Party (whether determined in accordance with this Section 8.4 or by a final, non-appealable judgment by a court of competent jurisdiction), the Indemnifying Party shall pay such Losses to the Indemnified Party by wire transfer of immediately available funds or by certified check made payable to the order of the Indemnified Party.
     8.5 Survival. Subject to the time limitations of this Section 8.5, all representations, warranties, covenants and obligations contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement. The representations and warranties of each party contained in this Agreement shall survive the Closing for a period of two (2) years following the Closing Date, provided, however, that (i) the representations and warranties of Seller set forth in Sections 3.1 (Authority and Enforceability), 3.3 (Ownership of Shares), 3.4 (Organization), 3.8 (Capitalization) and 3.14 (Title) shall survive indefinitely, and (ii) the representations and warranties set forth in Sections 3.20 (Employee Benefit Plans), 3.23 (Taxes), and 3.29 (Environmental Matters) shall survive until 60 days after the running of the applicable statute of limitations. Any claim for indemnity under Sections 8.1(a) or 8.2(a) shall be asserted in writing within the foregoing time periods, except for claims arising as a result of fraud, willful breach or criminal liability, as to which the limitations of this Section 8.5 shall not apply. The right to indemnification hereunder based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
     8.6 Indemnification Limitations.

     (a) Except for Losses relating to breaches of Sections 3.1, 3.3, 3.4, 3.8 and 3.23 and Losses arising as a result of fraud, willful breach or criminal liability, as to which the limitations of this Section 8.6 shall not apply, (i) Buyer’s Indemnified Persons may not assert any claim for Losses under Section 8.1(a) until the aggregate amount of such claims under this Agreement exceed $280,000 (the “Basket”), provided that, if the aggregate amount of all Losses exceeds the Basket, then this subparagraph (i) shall cease to have effect and Seller shall be liable for all Losses for which Seller would be liable pursuant to this Article 8 without giving effect to this subparagraph (i), including all Losses initially incurred up to the Basket; and (ii) in no event shall the aggregate liability of Seller for claims of Losses under Sections 8.1(a) and (b) exceed $10,000,000. For the avoidance of doubt, the Basket and other limitations set forth in this Section 8.6(a) shall not apply to Losses arising from Sections 8.1(c), (d), (e) or (f) or arising as a result of fraud, willful breach or criminal liability.
     (b) Seller’s Indemnified Persons may not assert any claim for Losses under Section 8.2(a) until the aggregate amount of such claims under this Agreement exceed the Basket, provided that, if the aggregate amount of all Losses exceeds the Basket, then this paragraph (b) shall cease to have effect and Buyer shall be liable for all Losses for which Buyer would be liable pursuant to this Article 8 without giving effect to this paragraph (b), including all Losses initially incurred up to the Basket.
     (c) No Indemnified Person shall have a right to indemnification with respect to any incidental, special, punitive or consequential damages incurred or suffered by an Indemnified Person hereunder, and in no event shall Losses include a Person’s incidental, special, punitive or consequential damages, except for any consequential damages that may be duly proven with respect to Losses relating to breaches of Sections 3.1, 3.3, 3.4, 3.8 and 3.23 and Losses relating to fraud.
     (d) Indemnification payments shall be treated by the parties as an adjustment to the Purchase Price, unless otherwise required by Law.
     (e) Buyer’s Indemnified Persons may not assert any claim for Losses related to or in any way arising out of the non-competition provisions of (i) the Employment and Non-Competition Agreement, dated January 16, 1998, with Art Chatoff, as amended, or (ii) the Employment and Non-Competition Agreement, dated January 16, 1998, with Glenn Gilliam, as amended, provided, however, that this Section 8.6(e) shall not limit claims for Losses relating to the matters identified in Section 8.1(c).
   8.7 Set-Off Rights. Any amounts due Buyer by Seller under this Agreement (including, without limitation, pursuant to this Article 8) may, at the option of Buyer, be set off against any amounts due Seller by Buyer under the Subordinated Note, as such set-off shall be provided for in the Subordinated Note. If Buyer offsets any amounts due Seller under the Subordinated Note, and a final, non-appealable judgment by a court of competent jurisdiction or subsequent settlement between the parties determines that such offset was wrongful, the offset amount shall be paid to Seller with interest at a rate equal to seven and one-half percent (7.50%) per annum.

     8.8 Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy for monetary damages with respect to any and all claims for breach of representations, warranties, and covenants relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8. Notwithstanding any implication herein to the contrary, (i) any party shall be entitled to seek specific performance of (or other equitable relief with respect to) such rights without posting a bond or other security, and (ii) each party shall have all rights and remedies to which such Person is entitled at law (including common law) or in equity with respect to any claim based on fraud, willful breach or criminal liability.
IX. TERMINATION
     9.1 Termination. This Agreement may be terminated at any time prior to Closing:
     (a) by mutual consent of Buyer and Seller;
     (b) by either Buyer or Seller at any time after the date that is the two (2)-month anniversary of the date of this Agreement (the “Final Termination Date”), provided that if the Closing shall not have occurred by the Final Termination Date as the result of a breach of this Agreement, then any party responsible for such breach may not avail itself of the right under this Section 9.1, and provided further that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party;
     (c) by Buyer, by giving written notice to Seller in the event Seller is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Section 7.1(a) or Section 7.1(b) not to be satisfied and (ii) is not cured within ten (10) days following delivery by Buyer to Seller of written notice of such breach;
     (d) by Seller, by giving written notice to Buyer in the event Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2 (b) not to be satisfied and (ii) is not cured within ten (10) days following delivery by Seller to Buyer of written notice of such breach; provided, however, that if the Closing does not occur on or before September 29, 2006, such event shall not constitute a material breach of this Agreement.
     (e) by either Buyer or Seller if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

     (f) by Buyer, by giving written notice to Seller in the event (i) Seller has within the previous ten (10) days updated the Schedules in accordance with Section 5.5(b) above and (ii) such update has had a Material Adverse Effect or such update when considered together with all other previous updates to the Schedules in accordance with Section 5.5(b) have had in the aggregate a Material Adverse Effect, other than updates to Schedule 1.3(a) in accordance with Sections 1.3 and 1.4 as to which this Section 9.1(f) shall not apply; provided however that in no event shall Buyer have less than two (2) business days to review any update of the Schedules.
     9.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer or their respective Affiliates or Representatives, except (i) that Section 5.7, this Section 9.2 and Article 10 shall survive any such termination and (ii) that nothing herein shall relieve any party from liability for any breach of any covenant in this Agreement prior to the termination hereof; provided, however, in the event a party terminates this Agreement as a result of a material breach by another party, in addition to any other remedies the non-breaching party may have, the breaching party shall reimburse the non-breaching party for all of its invoiced, out-of-pocket third party costs and expenses incurred directly in connection with its due diligence investigation of the Business, financing its acquisition of the Business and/or its preparation and negotiation of this Agreement and the other agreements contemplated herein and for all other damages arising out of, based upon or incurred in connection with such breach.
X. OTHER PROVISIONS
     10.1 Appendices, Exhibits and Schedules. All Recitals, Appendices, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. The Schedules provide information with respect to, or otherwise qualify, the representations and warranties in the specific sections of this Agreement that are expressly referenced in the Schedules and such other sections of this Agreement to the extent that it is readily apparent that such disclosure applies to such other section of this Agreement.
     10.2 Amendment. This Agreement and the Appendices, Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     10.3 No Waiver. No party shall be deemed to have waived compliance by any other party with any provision of this Agreement unless such waiver is in writing. No failure of any party to this Agreement to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver any such party’s right to demand strict compliance with the terms of this Agreement.
     10.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Appendices, Exhibits and Schedules hereto, (a) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     10.5 Governing Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law).
     10.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the day of service if served personally on the party to whom notice is given, (b) on the date of receipt if delivered by telecopy or nationally recognized overnight courier, or (c) on the third (3rd) business day after deposit in the U.S. mail if mailed to the party to whom notice is given by registered or certified mail, postage prepaid, return receipt requested and properly addressed as follows:
If to Seller, addressed to:
William C. Griffiths, Chairman, President & CEO
Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326-2566
Facsimile: 248-340-9345
with a copy to:
John J. Collins, Jr., Esq.
Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326-2566
Senior Vice President & General Counsel
Facsimile: 248-340-7773
with a copy (which will not constitute notice) to:

Dykema Gossett PLLC
39577 Woodward Avenue — Suite 300
Bloomfield Hills, Michigan 48304-2820
Attention D. Richard McDonald
Facsimile: 248-203-0763
If to Buyer, addressed to:
James Nichols
Managing Member
Encore Partners LLC
1895 Plumas Street, Suite 3
Reno, Nevada 89509
Facsimile: 775-825-9179
with a copy (which will not constitute notice) to:
Jaffe Raitt Heuer & Weiss, P.C.
27777 Franklin Road
Suite 2500
Southfield, MI 48034-8214
Attention: Jeffrey M. Weiss
Facsimile: 248-351-3082
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.
     10.8 Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
     10.9 Expenses. Except as otherwise provided in Section 9.2, regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.
     10.10 Construction.
     (a) The parties acknowledge that they have participated jointly in the negotiation and drafting of the terms of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     10.11 Successors and Assigns. No party may assign its rights and obligations under this Agreement without the prior written consent of the other parties; provided, however, that Buyer may assign its rights and obligations hereunder to an affiliate of Buyer, provided that no such assignment shall relieve Buyer from any of its obligations hereunder. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.
     10.12 Buyer Guarantee. Encore Partners LLC (“Buyer Guarantor”) irrevocably guarantees each and every representation, warranty, covenant, indemnity, agreement and obligation of Buyer and the full and timely performance of its obligations under the provisions of this Agreement, including without limitation, the Subordinated Note. This is a guarantee of payment and performance, and not of collection, and Buyer Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Buyer’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Buyer hereby waives, for the benefit of Seller, (i) any right to require Seller or the Company as a condition of payment or performance of Buyer Guarantor to proceed against Buyer or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer. Buyer Guarantor understands that Seller is relying on this guarantee in entering into this Agreement.
     10.13 Seller Guarantee. Champion Enterprises, Inc. (“Seller Guarantor”) irrevocably guarantees each and every representation, warranty, covenant, indemnity, agreement and obligation of Seller and the full and timely performance of its obligations under the provisions of this Agreement. This is a guarantee of payment and performance, and not of collection, and Seller Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Seller’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Seller hereby waives, for the benefit of Buyer, (i) any right to require Buyer as a condition of payment or performance of

Seller Guarantor to proceed against Seller or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller. Seller Guarantor understands that Buyer is relying on this guarantee in entering into this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:	BAYSHORE ADVANTAGE LLC

	By	/s/ James D. Nichols

	Name:	James D. Nichols

	Title:	Managing Member

SELLER:	CHAMPION RETAIL, INC.

	By	/s/ John J. Collins, Jr.

	Name:	John J. Collins, Jr.
	Title:	Vice President

BUYER GUARANTOR:	ENCORE PARTNERS, LLC

	By	/s/ James D. Nichols

	Name:	James D. Nichols

	Title:	Managing Member

SELLER GUARANTOR:	CHAMPION ENTERPRISES, INC.

	By	/s/ John J. Collins, Jr.

	Name:	John J. Collins, Jr.
	Title:	Senior Vice President

APPENDIX A
Definitions
For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Appendix A:
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
     “Agreement” is defined in the Preamble.
     “Assumed Liabilities” means (i) the Company’s trade accounts payable and accruals for employee payroll, bonuses and related accruals, and customer deposits incurred by the Company in the Ordinary Course of Business, as set forth on the Closing Financial Information; (ii) all Liabilities of the Company arising from and after the Closing Date with respect to the General Contracts; and (iii) Liabilities related to Buyer Deals in Progress.
     “Basket” is defined in Section 8.6.
     “Business” is defined in the Recitals.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
     “Buyer” is defined in the Preamble.
     “Buyer Deals in Progress” means all Deals in Progress other than Seller Deals in Progress.
     “Buyer Group” is defined in Section 5.1.
     “Buyer Guarantor” is defined in Section 10.12.
     “Buyer’s Indemnified Persons” is defined in Section 8.1.
     “Closing” is defined in Section 2.1.
     “Closing Date” is defined in Section 2.1.
     “Closing Financial Information” is defined in Section 1.4.
     “Closing Net Working Capital” is defined in Section 1.2.
     “Closing Payment” is defined in Section 1.3.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

APP A-1

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” is defined in the Recitals.
     “Consent” means any consent, approval, authorization, permission, ratification or waiver from, notice to, or registration or filing with, any Person.
     “Contract” means any agreement, contract, subcontract, lease, instrument, note, option, purchase order, work order, customer order, license or sublicense or other commitment or undertaking of any nature (whether written or oral), in each case that is legally binding.
     “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person, and in any event and without limiting the foregoing, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.
     “Current Assets” means the current assets (as determined in accordance with GAAP) set forth on the Closing Financial Information.
     “Deals in Progress” means all pending contracts for the sale of Inventory and any other sales transactions where a deposit has been received prior to the Closing Date.
     “Employee Plans” means employment related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical, hospitalization, dental, prescription, life insurance, disability, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral.
     “Environmental Claim” means any and all administrative, regulatory or judicial actions (including governmental actions and actions brought by non-governmental persons), suits, orders, demands, claims, notices of violation, investigations or proceedings or requests for information involving any Person alleging liability arising out of or resulting from (A) alleged noncompliance with any Environmental Laws or Environmental Permits; (B) alleged liability arising out of any Environmental Laws or Environmental Permits; or (C) the alleged presence, migration or Release of, or exposure to, any Hazardous Substances at any location.
     “Environmental Laws” means all Laws, Environmental Permits, Governmental Orders or legally binding agreements relating to pollution, conservation, management or protection of endangered species, natural resources, human health or the environment (including soils, air, groundwater, surface water and sediments) and relating to the use, management, possession, generation, transportation, treatment, storage, release or disposal of wastes and Hazardous

APP A-2

Substances and includes but is not limited to the Federal Clean Air Act, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Federal Toxic Substances Control Act, the Federal Atomic Energy Act of 1954, the Federal Nuclear Waste Policy Act, the Federal Low-Level Radioactive Waste Policy Act, and the Federal Insecticide, Fungicide, and Rodenticide Act, and the rules and regulations promulgated thereunder.
     “Environmental Permits” means Permits which are or have been required under or are or have been issued pursuant to Environmental Laws.
     “ERISA” is defined in Section 3.20.
     “ERISA Affiliate” is defined in Section 3.20.
     “Estimated Purchase Price” is defined in Section 1.3.
     “Excluded Liabilities” means all Liabilities of the Company other than Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, the “Excluded Liabilities” shall include, without limitation: (i) any liability or obligation of the Company under the Environmental Laws with respect to solid waste or Hazardous Substances which have been transported by or on behalf of the Company for offsite disposal on or prior to the Closing Date; (ii) any liability or obligation relating to any investigation, remediation or monitoring of Hazardous Substances which were present, as of the Closing Date, in the ground water, surface water or surface or subsurface soil of any real property owned or leased by the Company or their predecessors in interest on or at anytime before the Closing Date; (iii) any liability or obligation of the Company for any violation of the Environmental Laws, including, without limitation, any fine or penalty arising from any permit violations related to Environmental Laws, occurring on or prior to the Closing Date; (iv) any liability for Taxes imposed on or relating to the Company, the Business or the Company’s assets for any period (or any portion thereof) that ends on or prior to the Closing Date (including any Taxes arising in connection with the consummation of the transactions contemplated hereby); (v) any liability or obligation with respect to claims for bodily injury or property damage of any kind, type or description which arises out of any act or occurrence on or prior to the Closing Date; (vi) any liability or obligation of the Company to pay fees for professional services (e.g. legal, accounting or broker fees) as a result of the transactions contemplated by this Agreement; (vii) any actual or alleged defect in any product manufactured by the Company, Seller or their respective Affiliates on or prior to the Closing Date, but only to the extent that the purchase and sale of such product closed on or prior to the Closing Date and does not relate to a Buyer Deal in Progress; (viii) any liability for Taxes of Seller or any other Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (ix) any liability of the Company or Champion Enterprises, Inc. for equity-based compensation due to employees of the Company as disclosed in item 7 of Schedule 3.9 to this Agreement.
     “Final Purchase Price” is defined in Section 1.4.
     “Final Termination Date” is defined in Section 9.1.

APP A-3

     “Financial Statements” is defined in Section 3.9.
     “FMLA” means the Family Medical Leave Act, as amended.
     “GAAP” means United States generally accepted accounting principles and practices, consistently applied throughout the specified period.
     “General Contracts” mean the written Contracts to which the Company is a party set forth on the attached Schedule A-1.
     “Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, agency, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Governmental Order” means any legally binding order, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Authority.
     “Hazardous Substance” means any and all substances, chemicals or wastes which have been defined or classified as hazardous, toxic or harmful pursuant to any Environmental Laws, or which are regulated and/or listed pursuant to or under, or identified in, any Environmental Law, including but not limited to petroleum and each of its fractions, products, chemical constituents and by-products, urea formaldehyde foam insulation, polychlorinated biphenyls, and asbestos in any form.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act.
     “Indemnified Party” is defined in Section 8.3.
     “Indemnifying Party” is defined in Section 8.3.
     “Intellectual Property Rights” means all intellectual property owned or licensed (as licensor or licensee) by the Company in which the Company has a proprietary interest, including:
     (i) The Company’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);
     (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
     (iii) all registered and unregistered copyrights in both published works and unpublished works and all rights in mask works (collectively, “Copyrights”);
     (iv) all know-how, trade secrets, confidential or proprietary information, customer and supplier lists, Software, technical information,

APP A-4

manufacturing processes, business practices, customer and supplier relationships, data, process technology, plans, (collectively, “Trade Secrets”);
     (v) “Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith; and
     (vi) all rights in internet web sites and internet domain names presently used by the Company (collectively “Net Names”).
     “Interim Services Agreement” is defined in Section 7.1.
     “Inventory” means:
     (i) all New Homes Inventory;
     (ii) all WIP Inventory; and
     (iii) all Other Inventory.
     “knowledge of Seller” and words of similar import mean, with respect to any matter in question, the actual knowledge of any of Phyllis Knight, John Collins, Jay Kreindler, Pam Svendsen, Tom DaRosa, Curtis Ford, Ray Medina, Ara Sarkisian, and Dan Valcazar after reasonable inquiry and investigation under the circumstances.
     “Law” means any law, ordinance, code, statute, rule, regulation, order, judgment, injunction, award, or decree of any court, arbitrator, administrative agency, regulatory body or authority and governmental body or authority, whether federal, state, local or foreign.
     “Leased Real Property” is defined in Section 3.17.
     “Legal Expenses” means reasonable attorney’s, accountants’, and experts’ fees, and expenses reasonably sustained or incurred in connection with the defense of any Losses.
     “Liabilities” means any and all debts, liabilities, guarantees, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.
     “Lien” means any pledge, lien (including without limitation any tax lien), charge, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, license, equity or other right of another Person of every nature and description whatsoever.
     “Line of Credit” is defined in Section 1.3.

APP A-5

     “Losses” is defined in Section 8.1.
     “Material Adverse Effect” means any event, change, development or effect that is materially adverse to (a) the Business, assets, Liabilities or financial condition of the Company, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: any event, change, development or effect resulting from or arising out of (i) the announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the identity of Buyer; (ii) the performance by Seller of its respective obligations under this Agreement; (iii) actions or effects caused by or under the responsibility of Buyer; (iv) general economic conditions in the United States; (v) general conditions in the industries in which the Company conducts the Business; or (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof.
     “Material Contracts” is defined in Section 3.21.
     “Net Working Capital Adjustment” is defined in Section 1.2.
     “New Homes Inventory” means all the new or used mobile homes, manufactured housing or modular housing inventory and all parts, accessories, and attachments thereto.
     “Notice of Disagreement” is defined in Section 1.4.
     “Ordinary Course of Business” means the usual and ordinary course of business consistent with past custom and practice of the Company.
     “Ordinary Course Warranty Claims” means claims or request of customers for service and or repair under written warranty agreements given by the Seller in the Ordinary Course of Business.
     “OSHA” means the Occupational Safety and Health Act of 1970.
     “Other Inventory” means all rights to residential real property park spaces, land inventory and other similar rights for the placement of homes.
     “Owned Real Property” is defined in Section 3.16.
     “Permits” means all permits, approvals, consents, registrations, licenses, certificates, variances or other authorizations granted by or obtained from any Governmental Authority.
     “Permitted Lien” means any of the following (a) Liens imposed by Law for Taxes, assessments, charges, levies or other claims not yet delinquent, or the validity of which are being contested in good faith by appropriate proceedings and the Company has established adequate reserves on its books with respect thereto; (b) materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s, repairmen’s and other like Liens imposed by Law, arising in the Ordinary Course of Business and securing Liabilities that are not overdue by more than sixty

APP A-6

(60) days or the validity of which are being contested in good faith by appropriate proceedings; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) Liens, irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession that do not secure the payment of money and otherwise do not materially interfere with the occupation, use and enjoyment by the Company of any of the affected property in the Ordinary Course of Business or materially impair the value of such affected property; (e) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any Governmental Authority or public utility or any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Authority or public utility which do not materially interfere with the occupation, use and enjoyment by the Company of any of the affected property in the Ordinary Course of Business or materially impair the value of such affected property; and (f) customary contractual provisions providing for retention of title to goods until payment is made.
     “Person” or “person” means an individual, a partnership, limited partnership, a corporation, a limited liability company, proprietorship, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, union, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision thereof).
     “Personal Property” means all tangible personal property and interests therein, including, but not limited to, all machinery, equipment, tools, dies, jigs, patterns, molds, trade fixtures, furniture, furnishings, vehicles, computer hardware, drawings, designs and blue prints
     “Pre-Closing Balance Sheet” is defined in Section 3.9.
     “Proceeding” means any claim, action, charge, complaint, suit, litigation, arbitration, grievance, inquiry, proceeding, hearing, audit, examination or investigation (including any civil, criminal, administrative, investigative or appellate proceeding) by or before any Governmental Authority or arbitrator.
     “Purchase Price” is defined in Section 1.2
     “Real Property” means other than Inventory, all real property, leaseholds and other interests in real property of the Company, including, but not limited to, the Owned Real Property listed on Schedule 3.16 and the Leased Real Property listed on Schedule 3.17, in each case together with the Company’s right, title and interest in all buildings, improvements, fixtures and all appurtenances thereto.
     “Real Property Leases” is defined in Section 3.17.
     “Receivables” means all accounts receivable, notes receivable and other amounts receivable from third parties.
     “Registered Intellectual Property” is defined in Section 3.25.

APP A-7

     “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
     “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “Repurchase Agreement” means the appropriate repurchase agreement with any lender to Buyer which repurchase agreement provides that, upon Buyer’s default, Seller shall repurchase new manufactured housing product manufactured by Seller or its affiliates, purchase either at or following the Closing Date.
     “Reviewing Accountant” is defined in Section 1.4.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” is defined in the Preamble.
     “Seller Deals in Progress” means those Deals in Progress for which (i) a closing with a customer has occurred, (ii) delivery of the home has been made, and (iii) the funds have been received within three (3) business days after the Closing Date.
     “Seller Guarantor” is defined in Section 10.13.
     “Seller’s Indemnified Persons” is defined in Section 8.2.
     “Shares” is defined in the Recitals.
     “Significant Customer” is defined in Section 3.22.
     “Significant Supplier” is defined in Section 3.22.
     “Subject Litigation” is defined in Section 8.1.
     “Subordinated Note” is defined in Section 1.3.
     “Subordination Agreement” is defined in Section 1.3.
     “Supply Agreement” is defined in Section 7.1.
     “Target Net Working Capital” is defined in Section 1.2.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), duties including customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real

APP A-8

property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, deficiency, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other Person.
     “Tax Return” means any report, return, declaration, statement or other information required to be supplied to a taxing authority in connection with Taxes.
     “WARN” is defined in Section 3.19.
     “WHCRA” means the Women’s Health and Cancer Rights Act of 1998, as amended.
     “WIP Inventory” means all skirting, transportation costs, decks and improvements to home locations in preparation for sale.

APP A-9